UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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CYTRX CORPORATION

(Name of Registrant as Specified in Its Charter)

N/A

(Names of Person(s) Filing Proxy Statement, if other than the Registrant)

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2022

CYTRX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-15327	58-1642740
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11726 San Vicente Boulevard, Suite 650

Los Angeles, California 90049

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (310) 826-5648

None

(Former name or former address, if changed since last report)

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☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(g) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share Series B Junior Participating Preferred Stock Purchase Rights	CYTR	OTC Markets

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01. Regulation FD Disclosure.

On February 17, 2022, CytRx Corporation (the “Company”) mailed a letter to certain of its shareholders, attached hereto as Exhibit 99.1, providing answers to certain frequently asked questions on the Company’s upcoming Special Meeting. The Company undertakes no obligation to update, supplement or amend the materials attached hereto as Exhibit 99.1.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by reference in such a filing. Furthermore, the furnishing of information under Item 7.01 of this Current Report on Form 8-K is not intended to constitute a determination by the Company that the information contained herein, including the exhibits hereto, is material or that the dissemination of such information is required by Regulation FD.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Shareholder Letter, mailed on February 17, 2022 (furnished herewith pursuant to Item 7.01)
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTRX CORPORATION

Date: February 17, 2022	/s/ John Y. Caloz
John Y. Caloz
Chief Financial Officer

Exhibit 99.1

FAQ on Issuance of Shares to Armistice Capital and Special Meeting of Shareholders to Approve Increase in Authorized Shares

February 17, 2022

Why did CytRx issue common and preferred shares to Armistice Capital?

Following the announcement from Orphazyme in June 2021 that arimoclomol for Niemann-Pick Disease had not been granted FDA approval, the Board determined that a lack of action to raise additional capital to provide the Company financial flexibility at a critical time would have prevented them from complying with their fiduciary duties as directors of the Company. Since the Company did not have sufficient authorized common shares, CytRx entered into the Securities Purchase Agreement with Armistice Capital Master Fund, Ltd. (“Armistice”), pursuant to which we issued and sold to Armistice, in a registered direct offering, shares of our common stock. Concurrently with the sale of those shares, we sold to Armistice, in a concurrent private placement, shares of Series C Convertible Preferred Stock (“Preferred”), together with certain preferred investment options.

Will I be diluted if the new shares are authorized and issued?

Armistice has been issued 8,240 Preferred shares as part of the capital raise that took place in July 2021, so the dilution from those shares has already occurred in the event of a sale of the company. If the increase in authorized common shares is approved, those Preferred shares may be converted into newly issued common shares, so there is effectively no new dilution due to the new common shares upon a sale of the company. The preferred investment options permit Armistice to purchase approximately 11 million additional common shares at a price of $0.88 per share, an approximately 80% premium to our recent share price range. If those options were exercised, they would result in additional dilution to the common shares, though the Company would receive substantial cash for the shares obtained via such exercise.

What are the consequences if the common shares are not authorized?

There are two major consequences of the common shares not being authorized. The first is that the Company would have to continue to pay Armistice Capital $700,000 in liquidated damages and dividends during the course of each quarter during which the shares are not authorized. Expending this cash substantially reduces our cash runway without providing any benefit to the shareholders. The second consequence is that in the event of a sale of the Company or other liquidation, the Preferred shares would be liquidated or sold ahead of the Common shares; in other words, the Preferred shares carry a liquidation preference, a common feature of Preferred shares, and the Preferred shareholders would receive their cash before the Common are allocated any proceeds from a sale or liquidation.

What happens if I vote against the proposal or don’t vote?

The proposal requires approval from shareholders holding a majority of the outstanding shares, so not voting is the same as voting against. If shareholders do not approve the proposal, CytRx will continue to pay liquidated damages and preferred dividends currently totaling approximately $700,000 per quarter. Dr. Snowdy, the new Chief Executive officer appointed January 10, 2022, believes approval of the proposal is critical in order for CytRx to make the best use of its remaining cash, and to be in position to develop shareholder value.